Exhibit 99

BALDOR ELECTRIC COMPANY ANNOUNCES THIRD QUARTER AND YTD 2008 RESULTS

Fort Smith, Arkansas – October 23, 2008 - Baldor Electric Company (NYSE:BEZ) markets, designs and manufactures industrial electric motors, power transmission products, drives and generators. Today, Baldor announced unaudited results for the third quarter and year-to-date 2008.

	3rd Quarter			Year-To-Date
	2008	2007		2008	2007
(in thousands except per share data)	Sep 27, 2008	Sep 29, 2007	% Chg	Sep 27, 2008	Sep 29, 2007	% Chg
Net sales	$506,154	$480,595	5%	$1,480,653	$1,367,904	8%
Cost of sales	359,400	334,708		1,037,328	958,371

Gross profit	146,754	145,887	1%	443,325	409,533	8%
SG&A	84,997	78,693		245,989	221,096

Operating profit	61,757	67,194	(8)%	197,336	188,437	5%
Other income (expense), net	1,192	110		2,797	1,780
Interest expense	(24,456)	(28,821)		(75,680)	(79,733)

Income before income taxes	38,493	38,483	0%	124,453	110,484	13%
Income taxes	12,683	13,838		43,631	39,758

Net income	$25,810	$24,645	5%	$80,822	$70,726	14%

Net earnings per share – diluted	$0.55	$0.53	4%	$1.74	$1.58	10%
Dividends per share	$0.17	$0.17	0%	$0.51	$0.51	0%

Avg shares outstanding – diluted	46,601	46,559		46,361	44,904

John McFarland, Chairman and CEO, commented on the Company’s results, “We are pleased to announce record sales for third quarter 2008 of $506.2 million, a 5% increase compared with $480.6 in 2007. Diluted earnings per share were $0.55 for the quarter compared with $0.53 in 2007. Net income increased 5% during the quarter to $25.8 million. On a year-to-date basis, sales increased 8% to $1,480.7 million, net income increased 14% to $80.8 million, and diluted earnings per share increased 10% to $1.74.”

“The third quarter was a challenge due to increasing raw material costs, the timing of our price increases, and a change in our product mix. In the quarter, motors grew at 8% while the more profitable power transmission products grew at only 2%. This change in mix impacted margins and earnings.”

“We continue to expect revenue to increase at a mid-single digit rate in the fourth quarter. While our business remains positive today, we are proactively taking steps to prepare our business in the event of a more challenging environment in 2009.”

SELECTED FINANCIAL DATA (unaudited)

	3rd Qtr	2nd Qtr		Year-To-Date
	2008	2008		2008	2007
(in thousands)	Sep 27, 2008	Jun 28, 2008	(in thousands)	Sep 27, 2008	Sep 29, 2007
Cash	$10,037	$26,622	Cash flows from operations	$62,300	$115,804
Trade receivables – net	346,938	325,340	Depr and amortization	59,359	53,300
Inventories	350,314	324,886	Capital expenditures	25,427	23,474
			Dividends	23,529	23,375
Total Assets	2,899,633	2,844,109
Total Debt	1,337,535	1,316,656	Depr and amortization from purchase accounting	18,606	16,100
Shareholders’ Equity	872,823	865,994

BALDOR ELECTRIC COMPANY ANNOUNCES THIRD QUARTER AND YTD 2008 RESULTS

Following are answers to questions recently asked by shareholders.

Q… How was business during the quarter?

	Net Sales (thousands)	% of Total Sales	Net Sales Chg % Q308 v Q307
Motors	$328,921	65%	8%
Power Transmission (including Maska)	142,827	28%	2%

International Sales	85,372	17%	5%

Domestic sales to new equipment manufacturers increased 6% and sales to distributors increased 3% compared to third quarter 2007. Markets showing growth included basic industrial applications such as pumps, compressors, commercial HVAC, fans and blowers, as well as mining and agricultural.

Our backlog grew during the quarter to more than $260 million from approximately $235 million at the end of the second quarter. Orders were strongest for medium and large motors.

Sales of power transmission products included approximately $3 million from Poulies Maska, Inc., an acquisition we completed on August 28, 2008.

Sales of Super-E® premium efficient motors continued to grow at more than 25% during the quarter. As electricity prices have increased, more customers have switched to premium efficient products, helping them reduce their electricity costs. We expect sales of premium efficient motors to continue to be one of our fastest growing products.

One of the competitive advantages we bring our customers is the ability to create products that meet their application needs. In power transmission, we’ve introduced the MagnaGear XTR™ Reducer and various roller bearings for the mining industry as well as the UltraKleen™ Reducer to support food processing. In motors, we are working to further develop our line of interior permanent magnet (IPM) motors and drives. This technology allows us to produce a much smaller motor with higher efficiency and performance for numerous niche applications.

Q… How were international sales?

International sales increased 5% for the quarter with increasing sales in Canada and Europe and flat sales in Latin America and Asia- Pacific.

Q… How are material costs impacting you?

Raw material costs, particularly electrical steel, increased considerably at the beginning of July. As a result, we implemented price increases effective at the end of July. This difference in timing had a negative effect on earnings during the quarter. Cost inflation in electrical steel, our largest raw material purchase, is in excess of 60% for the year.

We continue to see cost increases on some key components during the fourth quarter. We believe our pricing is currently sufficient to offset these increases for motors. A small price increase on power transmission products will be implemented on November 24, 2008.

Other component costs, including copper, have recently started to decline. This decline will not benefit us during the fourth quarter. However, we see indications that the material cost inflation we have experienced in the past year will not be as challenging for us in the first half of 2009.

Q… Is reducing debt still a priority?

Yes. We will not achieve our goal of $125 million in bank debt reduction during 2008, primarily due to the acquisition of Poulies Maska, Inc. The acquisition of Maska was an opportunity to acquire a company with higher margins and faster sales growth than Baldor overall. In the fourth quarter, we will resume our strategy of bank debt reduction which remains our number one priority for free cash flows.

BALDOR ELECTRIC COMPANY ANNOUNCES THIRD QUARTER AND YTD 2008 RESULTS

Q… Are you affected by the credit situation we read about in the news?

Our credit facilities are secure, and we have no need to acquire additional financing at this time. Approximately $425 million of the bank debt has a variable interest rate while the remainder is fixed until 2012. In addition, we have sufficient liquidity under our $200 million revolver. Our goal is to pay down our bank debt as quickly as possible even though we are only required to make principal payments of approximately $2.0 million per quarter between now and 2013.

Q… Given the current economic situation, what are you doing to prepare your business?

While our business remains positive today, we are taking steps to prepare our business in the event of a more challenging environment in 2009. We are reducing or eliminating discretionary spending. We are evaluating production and inventory levels weekly, and we are adjusting them to incoming order rates. We are not adding people or replacing those who leave, and we are accelerating integration projects where possible.

Q… What are your sales expectations for fourth quarter 2008?

We expect sales to increase at a mid-single digit rate during fourth quarter 2008 compared to fourth quarter 2007.

Q… What will capital expenditures be during 2009?

The 2007 Energy Bill (effective December 2010) increases the efficiency requirements for nearly 50% of the motors we sell in the United States today. With a current growth rate of more than 25% for Super-E motors and expected growth as a result of this legislation, we are planning additional capacity for motor laminations. As a result, we expect 2009 capital expenditures to be $50 million, up from $45 million in 2008.

Q… When is your next public update?

A conference call will be held Friday, October 24, 2008, at 10:00 a.m. central time. Participants may listen to the discussion through the Company’s website at www.baldor.com/investors or by calling 877-545-1409. A replay will be available through October 31, 2008 and can be accessed by calling 888-203-1112 (passcode 9565417).

The Company will make a presentation at the Baird Industrial Conference on November 12, 2008, in Chicago and at the Stephens Fall Conference on November 18, 2008, in New York. Webcasts of both events will be available on Baldor’s website.

For more information contact:
John McFarland , Chairman & CEO	Phone:	479-648-5769
Ron Tucker, President & COO	Website:	www.baldor.com
Tracy Long, Vice President Investor Relations	Email:	Investorinfo@baldor.com

Forward Looking Statement

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (including “estimate”, “believe”, “will”, “intend”, “expect”, “may”, “could”, “future”, “susceptible”, “unforeseen”, “anticipate”, “would”, “subject to”, “depend”, “uncertainties”, “predict”, “can”, “expectations”, “if”, “unpredictable”, “unknown”, “pending”, “assumes”, “continued”, “ongoing”, “assumption” or any grammatical forms of these words or other similar words) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with Baldor’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.